EXHIBIT 99(c)


THE VALSPAR PROFIT SHARING
RETIREMENT PLAN

FINANCIAL STATEMENTS FOR THE YEARS ENDED
OCTOBER 29, 1999 AND OCTOBER 30, 1998
AND INDEPENDENT AUDITORS' REPORT

[DELOITTE & TOUCHE LETTERHEAD]



INDEPENDENT AUDITORS' REPORT


The Valspar Profit Sharing Retirement
   Plan Administrative Committee

We have audited the accompanying statements of net assets available for benefits of The Valspar Profit Sharing Retirement Plan (the Plan) as of October 29, 1999 and October 30, 1998 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at October 29, 1999 and October 30, 1998 and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

January 10, 2000

THE VALSPAR PROFIT SHARING RETIREMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 29, 1999 AND OCTOBER 30, 1998
--------------------------------------------------------------------------------

                                                                1999               1998
ASSETS:
     Investments in Master Trust (Note 3) -
         Interest in Valspar Corporation Master Trust      $ 178,174,607      $ 154,487,580

     Receivables:
         Net amount receivable for settlements pending            75,005
         Employer's contributions                              6,994,512          6,284,099
         Employees' contributions                                281,658            283,800
                                                           -------------      -------------
                  Total receivables                            7,351,175          6,567,899
                                                           -------------      -------------
                  Total assets                               185,525,782        161,055,479

LIABILITIES -
     Net amount payable for settlements pending                 (150,367)          (132,057)
                                                           -------------      -------------

NET ASSETS AVAILABLE FOR BENEFITS                          $ 185,375,415      $ 160,923,422
                                                           =============      =============


See notes to financial statements.


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


THE VALSPAR PROFIT SHARING RETIREMENT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED OCTOBER 29, 1999 AND OCTOBER 30, 1998
--------------------------------------------------------------------------------

                                                                   1999              1998
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
     Employer contributions (Note 2)                          $   6,994,512     $   6,284,099
     Employee contributions (Note 2)                              2,811,755         3,216,909
     Interest in investment income of Valspar Corporation
         Master Trust                                            32,980,763         6,055,979
                                                              -------------     -------------
                                                                 42,787,030        15,556,987

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO -
     Benefit payments                                            18,335,037        12,923,032
                                                              -------------     -------------

NET INCREASE                                                     24,451,993         2,633,955

NET ASSETS AVAILABLE FOR BENEFITS AT
     BEGINNING OF YEAR                                          160,923,422       158,289,467
                                                              -------------     -------------

NET ASSETS AVAILABLE FOR BENEFITS AT
     END OF YEAR                                              $ 185,375,415     $ 160,923,422
                                                              =============     =============


See notes to financial statements.


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


THE VALSPAR PROFIT SHARING RETIREMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 29, 1999 AND OCTOBER 30, 1998
--------------------------------------------------------------------------------

1.       SIGNIFICANT ACCOUNTING POLICIES

         The accounting records of The Valspar Profit Sharing Retirement Plan (the Plan) are maintained on an accrual basis.

         Investments are stated at current fair value as determined by Norwest Bank Minnesota, N.A. (the trustee), which holds the various investments. The trustee values securities that are traded on a national exchange at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sales were reported on that date are valued at the average of the last reported bid and ask prices. Purchases and sales of investments are recorded on a trade-date basis, and dividends are recorded on the ex-dividend date. Net investment gain
         (loss) includes interest, dividends, net gain (loss) on sale of assets, and unrealized asset appreciation (depreciation), less investment advisory and management fees.

         Approved benefits payable representing the unpaid vested interest of participants who have withdrawn from the Plan were $635,194 and $554,722 at October 29, 1999 and October 30, 1998, respectively.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS - Certain 1998 amounts have been reclassified to conform to 1999 presentation.

2.       DESCRIPTION OF THE PLAN

         The following description of the Plan provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

         The Plan is a defined contribution plan which covers substantially all employees of The Valspar Corporation (the Company) who are not participants in a defined benefit retirement plan sponsored by the Company. The Plan provides for retirement and termination benefits. The Company has agreed to contribute voluntarily such amounts as determined in accordance with the provisions of the Plan. The Company has the right under the Plan to terminate the Plan and discontinue such contributions at any anniversary date. All assets of the Plan are to be held for the exclusive benefit of the participants or their beneficiaries.

         Contributions up to a maximum of 10% of the participants' eligible wages may be made as defined by the Plan. Contributions are composed of both employee 401(k) contributions up to 4% of eligible compensation and company contributions up to 6% of eligible compensation. Company contributions to the Plan are based on the Company's return on assets for the fiscal year ending coincident with the plan year. Employee contributions vest immediately, and company


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


         contributions vest only after five years of service (except for instances when participants attain the normal retirement age; are terminated (i) at or after reaching age 60, (ii) on account of disability, or (iii) on account of elimination of the participant's job; or upon death, under which circumstances the participant becomes immediately vested). Participants must be employed by the Company for 12 consecutive months, complete a minimum of 1,000 hours of service during the year, and be employed by the Company on the last day of the plan year to share in the Company's contribution to the Plan.

         Participants may elect to receive benefits in the form of a lump-sum distribution, a direct rollover to an IRA account or another qualified employee benefit plan, or, if 100% vested, in a series of installments over the life expectancy of the participant or joint life expectancies of such participant and such participant's designated beneficiary. However, according to the Plan, benefits will be paid in the form of a lump-sum distribution in the event that the participant's vested account balance does not exceed $5,000.

         Forfeitures resulting from the termination of plan participants less than 100% vested reduce the Company's contribution in the year of forfeiture. Total forfeitures were $133,152 and $360,396 in 1999 and 1998, respectively.

         The Plan was amended in 1999 to accept a transfer of assets from the qualified plan maintained by Plastikote of Dexter, Illinois, and the Plan is considered the obligee under the terms of certain promissory notes granted to plan participants by the Plastikote plan. Participants shall be obligated to continue to make payments as and when they become due under the terms of the promissory notes. Interest rates range from 9.25% to 9.50% for the year ended October 29, 1999. Principal and interest are paid ratably through biweekly payroll deductions. The loan balance at October 29, 1999 is $89,597. These loans are part of the Plan's interest in the Valspar Corporation Master Trust.

3.       INVESTMENTS

         Participants in the Plan have four investment options: the Principal Protection Fund, Positive Return Fund, Equity Fund, and Valspar Corporation Common Stock. The McWhorter Technologies, Incorporated Common Stock is not available as a current investment option (see Note
         6). Participants may change their investment elections quarterly and may allocate their account balance among one or more of the options in increments of 5%.

         All assets of the Plan are maintained in the Valspar Corporation Master Trust (the Master Trust). The Master Trust holds assets for the Plan, Employee Pension Plans, and the Valspar Stock Ownership Plans. The Plan's ownership interest in the Master Trust was 52.2% on October 29, 1999 and 49.7% on October 30, 1998. The investment accounts within the Master Trust are composed of the Principal Protection Fund, Positive Return Fund, Equity Fund, Bond Fund, Valspar Corporation Common Stock, and McWhorter Technologies, Incorporated Common Stock.

         Investments of the Master Trust are determined on a unit-value basis as determined by Norwest Bank Minnesota, N.A., trustee.


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


         The fair values of investment funds of the Valspar Corporation Master Trust in which the Plan invests are as follows:

                                                                  October 29,        October 30,
                                                                     1999               1998
         Positive Return Fund:
              Cash and short-term investment fund                $   7,092,479      $   1,738,407
              United States Government securities                    8,487,315         15,113,197
              Corporate bonds and debentures                         4,672,803
              Net amount payable for settlements pending            (3,779,844)
              Accrued income                                            40,918            245,061
                                                                 -------------      -------------
                                                                 $  16,513,671      $  17,096,665
                                                                 =============      =============

         Equity Fund:
              Cash and short-term investment fund                $   2,167,661      $   1,841,829
              Common stock                                         127,900,615        103,051,158
              Collective equity fund                                   701,469            335,416
              Net amount payable for settlements pending            (1,141,335)          (792,472)
              Accrued income                                            30,953             45,341
                                                                 -------------      -------------
                                                                 $ 129,659,363      $ 104,481,272
                                                                 =============      =============

         Principal Protection Fund:
              Cash and short-term investment fund                $      67,289
              Collective trust funds                                24,937,979      $  18,683,787
                                                                 -------------      -------------
                                                                 $  25,005,268      $  18,683,787
                                                                 =============      =============

         Bond Fund:
              Cash and short-term investment fund                $      75,350      $     343,431
              United States Government and agency securities         1,974,149          2,952,295
              Corporate bonds and debentures                           464,418            465,755
              Accrued income                                            18,814             30,282
                                                                 -------------      -------------
                                                                 $   2,532,731      $   3,791,763
                                                                 =============      =============

          Common stock of The Valspar Corporation                $ 160,551,917      $ 155,220,466
                                                                 =============      =============
          Common stock of McWhorter Technologies,
            Incorporated (Note 6)                                $   7,011,450      $  11,708,902
                                                                 =============      =============


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


         The net investment fund (loss) gain of the Valspar Corporation Master Trust for the years ended are as follows:

                                                                     October 29,       October 30,
                                                                        1999              1998
         Positive Return Fund:
              Interest                                              $    863,496      $    884,108
              Net gain on sale of assets                                 900,468           121,417
              Unrealized asset (depreciation) appreciation            (1,798,878)        1,370,164
              Investment advisory and management fees                                      (23,905)
                                                                    ------------      ------------
                                                                    $    (34,914)     $  2,351,784
                                                                    ============      ============

         Equity Fund:
              Interest                                              $     56,222      $    167,631
              Dividends                                                3,108,556         3,169,995
              Net gain on sale of assets                              16,346,394         9,418,086
              Unrealized asset appreciation                           14,132,772        15,050,495
              Investment advisory and management fees                   (440,820)         (487,812)
                                                                    ------------      ------------
                                                                    $ 33,203,124      $ 27,318,395
                                                                    ============      ============

         Principal Protection Fund:
              Interest                                              $      1,406      $        677
              Unrealized asset appreciation                              456,481           892,489
              Net gain on sale of assets                                 898,040           213,228
              Investment advisory and management fees                    (27,692)          (38,520)
                                                                    ------------      ------------
                                                                    $  1,328,235      $  1,067,874
                                                                    ============      ============

         Bond Fund -
              Investment income                                     $    147,993      $    640,121
                                                                    ============      ============

          Common stock of The Valspar Corporation:
            Interest                                                $     12,169      $     12,198
            Dividends                                                  2,499,351         2,315,075
            Gain on sale of assets                                     1,454,366         1,940,852
            Unrealized asset appreciation (depreciation)              11,364,726        (9,774,380)
                                                                    ------------      ------------
                                                                    $ 15,330,612      $ (5,506,255)
                                                                    ============      ============

          Common stock of McWhorter Technologies, Incorporated:
            Interest                                                $      4,487      $        451
            Gain on sale of assets                                       341,666           722,272
            Unrealized asset depreciation                             (4,003,725)       (4,008,830)
                                                                    ------------      ------------
                                                                    $ (3,657,572)     $ (3,286,107)
                                                                    ============      ============

4.       TRANSACTIONS WITH PARTIES-IN-INTEREST

         Fees paid during the year for trustee, recordkeeping, and other services rendered by parties-in-interest are paid directly by the plan sponsor.

5.       INCOME TAX STATUS

         In the Plan's latest determination letter, obtained on August 30, 1996, the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The plan administrator and the plan tax counsel believe that the Plan is


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


         currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.       MCWHORTER TECHNOLOGIES, INCORPORATED TRANSACTION

         On April 29, 1994, the company stockholders of record as of April 15, 1994 (including plan participants with a portion of their account balance invested in company stock as of that date) received a stock dividend of one share of McWhorter Technologies, Incorporated Common Stock for every two shares of Valspar Corporation Common Stock held.

         The common stock of McWhorter Technologies, Incorporated is not a current investment option of the Plan, and plan participants may not increase the allocation of their account balance to McWhorter Common Stock. Participants may make a one-time election to liquidate all of their shares of common stock of McWhorter Technologies, Incorporated. Proceeds from liquidation will be reinvested in the participants' accounts based on their current election options.


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